Exhibit 99.1

Digimarc Announces Registered Direct Offering of Common Stock

Beaverton, Ore. – September 30, 2026 – Digimarc Corporation (NASDAQ: DMRC), a leading provider in digital identity and authentication solutions, today announced that it has entered into purchase agreements to sell common shares in a registered direct offering led by an existing Digimarc investor.

Needham & Company acted as sole placement agent in the registered direct offering.

The gross proceeds to Digimarc from the offering are expected to be approximately $18.2 million. The offering is expected to close on or about September 30, 2026, subject to the satisfaction of customary closing conditions. Digimarc intends to use the net proceeds from the offering for general corporate purposes.

The shares described above are being offered by Digimarc pursuant to a registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC") on July 13, 2026. The offering of the securities is being made only by means of a base prospectus and prospectus supplement that forms a part of the effective registration statement. The prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at sec.gov.

"The response to this offering came largely from an existing shareholder who already knows this company well, and chose to increase their position meaningfully. It reflects a shared view of where the market for verifiable digital authentication is heading and of Digimarc's leadership in it. We intend to put this capital to work with discipline against the priorities we have previously laid out" as noted by Paul Carreiro, President & CEO of Digimarc.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digimarc

Digimarc (NASDAQ: DMRC) is building the trust layer for the modern world. As AI accelerates how we produce, share, and interact with the world, the risks of fraud, counterfeiting, and misinformation are growing exponentially. Our innovative, highly scalable, and ultra-secure solutions make it possible for consumers, businesses, and intelligent systems to instantly verify what’s real, protect what matters, and transact with confidence. Digimarc’s solutions for loss prevention, authentication, and digital are built to counter the speed and sophistication of today’s AI-enabled threats. Trusted by the world’s central banks to deter the counterfeiting of global currency, we exist to protect truth in every interaction, spanning both the physical and digital worlds.

Forward-looking Statements

With the exception of historical and factual information contained in this release, the matters described in this release contain various "forward-looking statements." These forward-looking statements include statements and any related inferences regarding expectations with respect to the registered direct offering, including the completion and timing of the offering, the satisfaction of customary closing conditions related to the offering, and the expected use of any proceeds therefrom, and other statements identified by terminology such as "will," "should," "expects," "estimates," "predicts," "continue" and “intend” or other derivations of these or other comparable terms. These forward-looking statements are statements of management's opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results is set forth in Digimarc's Form 10-K for the year ended December 31, 2025, its Quarterly Reports on Form 10-Q, and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contacts

Company Contact:

Charles Beck

Chief Financial Officer

Charles.Beck@digimarc.com

+1 503-469-4721